--------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                  SCHEDULE 13G

                                 CURRENT REPORT

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              --------------------

                         JUNIATA VALLEY FINANCIAL CORP.
                         -------------------------------
                                (Name of Issuer)


                               VOTING COMMON STOCK
                         -------------------------------
                         (Title of Class of Securities)

                                    482016102
                                 ---------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                 X    RULE 13D-1(B)
                               -----
                                      RULE 13D-1(C)
                               -----
                                      RULE 13D-1(D)
                               -----



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CUSIP No. 482016102


                1.  NAMES OF REPORTING PERSONS.
                    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). The Juniata Valley Bank - Trust Dept.
                    23-0741266

                2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS).
                    Not Applicable.

                3.  SEC Use Only.
                                  --------------------------------------------

                4.  CITIZENSHIP OR PLACE OF ORGANIZATION.
                    Pennsylvania.
NUMBER OF
SHARES BENE-    5.  SOLE VOTING POWER            168,439.5485
FICIALLY                                         ------------
OWNED BY EACH   6.  SHARED VOTING POWER             1,542.000
REPORTING                                        ------------
PERSON WITH:    7.  SOLE DISPOSITIVE POWER       168,439.5485
                                                 ------------
                8.  SHARED DISPOSITIVE POWER        1,542.000
                                                 ------------

                9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 169,881.5485
                    ------------

               10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                    Not Applicable.

               11.  PERCENT OF CLASS REPRESENTED BY AMOUNT OF ROW (9)   7.23%
                                                                        -----
               12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)   BK
                                                                  --


                                PAGE 2 OF 3 PAGES


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ITEM 1.
         (A)  NAME OF ISSUER.   Juniata Valley Financial Corp.
         (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
                  Bridge and Main Streets, Mifflintown, PA  17059

ITEM 2.
         (A)  NAME OF PERSON FILING.  See Row 1, page 2 of Cover Page.
         (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE.   Bridge and Main Streets,
              Mifflintown PA 17059
         (C)  CITIZENSHIP.  See Row 4, page 2 of Cover Page.
         (D)  TITLE OF CLASS OF SECURITIES.  Voting common stock.
         (E)  CUSIP NUMBER.  482016102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO [SS] 240.13D-(B)... CHECK WHETHER PERSON FILING IS A:
         (B) X  BANK AS DEFINED IN SECTION 3 (A) (6) OF THE ACT (15 U.S.C. 78C).
            ---

ITEM 4.  OWNERSHIP.  See Rows 5 through 11 of page 2 of Cover Page.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.  Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY.
         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.  Not applicable.

ITEM 10. CERTIFICATION.

         (A) BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED AND ARE HELD IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.


                                    SIGNATURE

         AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                                      January 24, 2002
                                      ----------------------------------
                                                     Date

                                      /s/ Linda Engle
                                      ----------------------------------
                                                   Signature

                                      Linda Engle, Executive Vice President and
                                      Chief Financial Officer of
                                      The Juniata Valley Bank


                               PAGE 3 OF 3 PAGES


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